Power of Attorney

	1.	Designation of Attorneys-in-Fact.  The

undersigned, hereby designates each of Jonathan Flatow
Gary J. Kocher
and Devin W. Stockfish, individuals
with full power of substitution, as
my attorney-in-fact
to act for me and in my name, place and stead, and on

my behalf in connection with the matters set forth in
Item 2 below.


	2.	Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary,
shall have the authority to sign
all such U.S. Securities and Exchange
Commission
("SEC") reports, forms and other filings, specifically

including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of attorney shall
become
effective upon the execution of this document.

	4.	Duration.  This
power of attorney shall
remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney may be
revoked
in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:
February 15, 2005.

	__Matthew Dusig____
	  Matthew Dusig

STATE
OF California	)
COUNTY OF Los Angeles	)

SIGNED OR ATTESTED before me
on February 15, 2005, by Matthew Dusig.

		__Susan A. Kantor_____

		Signature of Notary Public

		__Susan A. Kantor_____

(SEAL)	Typed Name of Notary Public
		Residing at_Los Angeles, CA_

		My commission expires_September 2, 2007___